Sun Capital Advisers LLC

CODE OF ETHICS FOR PERSONAL TRADING
AND CONDUCT FOR NON-INVESTMENT EXECUTIVES
Effective October 1, 2008

OVERVIEW

This Code of Ethics for Personal Trading and Conduct (the “Executive Code”) has been adopted by Sun Capital Advisers LLC (the “Adviser”) to complement its Code of Ethics (the “SCA Code”).  The SCA Code sets forth standards of conduct and governs personal trading by the Adviser’s “access persons” as defined in the SCA Code.

This Executive Code addresses situations that may be encountered by executives (the “Non-Investment Executives”) of Sun Life Financial Inc., and  other companies affiliated with the Adviser, who:  (a) are not officers or employees of the Adviser or members of the Adviser’s Board of Managers; (b) are not designated as access persons by the Adviser’s Compliance Review Office; and (c) do not ordinarily have access to the types of information that would render them access persons under the SCA Code.  Such Non-Investment Executives may nonetheless find, on occasion, that they have obtained or have access to investment information that may render them access persons under the SCA Code.  This Executive Code sets forth standards of conduct and governs personal trading by such Non-Investment Executives unless and until they are determined to be access persons under the SCA Code.

SECTION I - SCOPE OF FIDUCIARY DUTIES

Non-Investment Executives are required to conduct their personal securities transactions in compliance with the following principles:

(i)	The fiduciary duty to place the interests of the Adviser’s clients first at all times;

(ii)	The duty to avoid actual, perceived and potential conflicts of interest between personal activities and client activities; and

(iii)	The fundamental standard that Non-Investment Executives should not take inappropriate advantage of their positions.

II. PERSONAL TRADING RESTRICTIONS AND REPORTING OBLIGATIONS

A.	Excepted Status

1.
 A Non-Investment Executive shall not be subject to the personal trading restrictions and reporting obligations of an access person under the SCA Code if the Chief Compliance Officer determines that he or she does not obtain or have access to the following investment information (“Investment Information”):

a.	Nonpublic information regarding any purchase or sale of securities by a client of the Adviser.
b.	Nonpublic information regarding any purchase or sale of securities under consideration by Adviser for a client.
c.	Nonpublic information regarding the portfolio holdings of a client of the Adviser.
d.	Nonpublic information regarding securities recommendations made by the Adviser to its clients.

2.	To maintain excepted status, a Non-Investment Executive must:
a.	Not obtain or have access to the types of Investment Information specified above;
b.	Provide an initial certification as to excepted status and quarterly attestations confirming such status.
c.	Agree to report any change in his or her possession of or access to Investment Information immediately to the Chief Compliance Officer.

3.
 A Non-Investment Executive must report immediately to the Chief Compliance Officer any change in his or her possession of or access to Investment Information, even if such possession or access is obtained inadvertently, through no act or fault of the Non-Investment Executive.

B.  Partial Excepted Status

1.
A Non-Investment Executive will lose excepted status with respect to individual securities about which he or she obtains or gains access to Investment Information, and will become subject to some or all of the personal trading restrictions and reporting obligations that apply to an access person with respect to such securities.

2.	In such circumstances, the Non-Investment Executive must report such change in his or her possession or access to Investment Information immediately to the Chief Compliance Officer.

3.
The Chief Compliance Officer shall impose such personal trading restrictions and reporting obligations on the Non-Investment Executive as he or she deems appropriate in accordance with the direction of the Adviser’s Compliance Review Office.  Such restrictions and obligations may include, without limitation, any or all of the following:

a.	A prohibition against trading in each specified individual security until after:

(i)	Adviser ceases considering such security for purchase or sale by a client; or

(ii) For a period of seven (7) calendar days after the Adviser has purchased or sold such security or an equivalent security for a client.

b. A requirement to provide a certification of compliance with the partial excepted status requirements.

c.  A requirement to provide such further documentation as the Chief Compliance Officer deems necessary or appropriate to verify compliance with the partial excepted status requirements, which may include, without limitation:

(i) A list, certified by the Non-Investment Executive, of all securities in which the Non-Investment Executive has direct or indirect ownership or discretionary authority;

(ii)  A list, certified by the Non-Investment Executive to be complete and accurate, of all broker, dealer or bank accounts: (a) in which any securities may be held for the direct or indirect benefit of the Non-Investment Executive; and/or (b) over which the Non-Investment Executive has discretionary authority; and

(iii)  Duplicate statements for each such account, sent directly to the Chief Compliance Officer from each broker, dealer or bank, and detailing all account activity during the period of partial compliance.

4.  Partial excepted status will NOT be available to a Non-Investment Executive who temporarily obtains or has access to Investment Information at regular intervals, such as quarterly or monthly, or other recurring circumstances.

C.  Access Person Status

If a Non-Investment Executive has or has access to Investment Information either on an ongoing or intermittent basis or for a lengthy or indefinite period of time, the Non-Investment Executive shall become subject to the personal trading restrictions and reporting obligations imposed on access persons under the SCA Code.

SECTION III - ADMINISTRATION AND ENFORCEMENT

A. Determination of Status

The Compliance Review Office shall identify Non-Investment Executives who are subject to this Executive Code.  The Chief Compliance Officer shall determine whether a Non-Investment Executive qualifies for Excepted Status, Partial Excepted Status, or Access Person Status in accordance with the criteria set forth above.

The Executive Code of Ethics Committee (“ECOE Committee”) may, in its discretion, review determinations to subject a Non-Investment Executive to the personal trading restrictions and reporting obligations imposed on access persons under the SCA Code.

B.  Certification

Each Non-Investment Executive identified by the Compliance Review Office as subject to this Executive Code must:

1.  Within 10 days after notification from the Compliance Review Office or designee, submit an initial certification acknowledging that the Non-Investment Executive:  (i) has received a copy of this Executive Code and any amendments thereto; (ii) has read, understands and is in compliance with all the provisions of this Executive Code; and (iii) is obligated to report immediately to the Chief Compliance Officer any changes in possession of or access to Investment Information.

2.  Within 30 days after the end of each subsequent calendar quarter, submit a quarterly certification confirming compliance with this Executive Code.

3.  Immediately report to the Chief Compliance Officer any changes in possession of or access to Investment Information that occur between the scheduled certifications described in 1 and 2 above.

C.  Review of Status and Reports

The Chief Compliance Officer (or designee) will review on a regular basis the status of each Non-Investment Executive who is subject to this Executive Code, based on the certifications provided by the Non-Investment Executive and any reported changes in possession of or access to Investment Information provided by the Non-Investment Executive between certifications.

D.  ECOE Committee

1.  The Chief Compliance Officer shall report to the ECOE Committee regarding:
a. The number of Non-Investment Executives subject to this Executive Code and the status determined for each; and
b.	Any change in the Chief Compliance Officer’s determination of the status of a Non-Investment Executive.

2. The ECOE Committee shall review each determination of partial excepted status and the adequacy of the requirements imposed on the Non-Investment Executive.

3.  The ECOE Committee may, in its discretion:

a.  Establish guidelines for the Chief Compliance Officer to apply in imposing requirements on a Non-Investment Executive who is determined by the Chief Compliance Officer to have partial excepted status.

b.
Review a determination to subject a Non-Investment Executive to the restrictions and obligations that apply to an access person under the SCA Code.  Any such review will take into account the requirements of applicable law, this Executive Code and the SCA Code, as well as the facts and circumstances surrounding the determination of the Non-Investment Executive’s status under this Executive Code.  At the conclusion of such a review, the Compliance Review Office shall confirm or modify the restrictions and obligations imposed on the Non-Investment Executive, which may include the imposition of additional requirements.

E.  Access Restrictions

To minimize the circumstances in which Non-Investment Executives obtain possession of or access to Investment Information, they must not have:

a.	Passwords necessary to access electronic files containing Investment Information.

b.	Access to electronic files containing Investment Information on a secured server (password protected).

c.	Communication with officers or employees of the Adviser for the purpose of obtaining Investment Information.

F.  Oversight and Administration

a.	These procedures for administering and enforcing this Executive Code shall be reviewed at least annually and, if deemed necessary, updated by the Compliance Review Office.

b.	The Chief Compliance Officer shall be responsible for implementing and taking other actions regarding these procedures.

G.  Violations and Sanctions

If a potential violation of this Executive Code is discovered, the Compliance Review Office will investigate the matter.  If warranted, the matter will be reviewed with the ECOE Committee.  A determination will be made as to whether any sanctions will be imposed.  Sanctions may include, but are not limited to, one or more of the following: a warning letter, fine, disgorgement of profits, personal trading ban, termination, or referral to civil or criminal authorities.

J:\COMPShare\Code of Ethics\Executive Code\Executive_Code_of_Ethics_102008.DOC

 APPENDIX A

Certificate of Acknowledgement

1.	I hereby acknowledge receipt of Sun Capital Advisers’ Code of Ethics for Personal Trading and Conduct For Non-Investment Executives, dated ___________, 2008 (the “Code”).

2.	I hereby certify that I have read, understand and am in full compliance with the Code as a Non-Investment Executive, and agree to abide by its requirements and procedures.

3.	I hereby acknowledge that failure to comply fully with the Code may subject me to sanctions and disciplinary action.

4.	I hereby acknowledge my obligation to report immediately to the Chief Compliance Officer any change in my possession of or access to Investment Information (as defined in the Code).

5.           I am filing this Certificate as (choose and complete one of A, B or C):

A. ☐ An Initial Certificate of Acknowledgement. I am currently in full compliance with the Code.

B. ☐ A Quarterly Certificate of Acknowledgement;
☐ I was in full compliance with the Code during the most recently ended calendar quarter.

☐ I was in partial compliance with the Code during the most recently ended calendar quarter.  Although I had information regarding the following securities, I did not execute any trades during the restricted period:

__________________________________________________________________________________________________________________________________________________________________________

C. ☐ A report of a change in my possession of or access to Investment Information. I have or have access to information regarding the following securities:

__________________________________________________________________________________________________________________________________________________________________________

_______________________________

Signature                                                                            Date

Please print your name

J:\COMPShare\Code of Ethics\Executive Code\Executive_Code_of_Ethics_102008.DOC